Ex 10.1

February 18, 2022

Omead Ostadan
Via email

Re: Confirmatory Employment Letter, as Amended

Dear Omead:
This confirmatory employment letter agreement (the “Agreement”) is entered into between Omead Ostadan (“you”) and Seer, Inc. (the “Company” or “we”), effective as of February 28, 2022 (the “Effective Date”), to reflect the amended terms and conditions of your employment with the Company as of the Effective Date.

1.Title; Position; Location. As of the Effective Date, your leave of absence will end and you will serve as the Company’s President. You will continue to report to the Company’s Chief Executive Officer (“CEO”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the CEO. Your primary work location will be the Company’s offices located in San Diego, California (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s offices remains in effect), subject to customary travel to the Company’s corporate offices located in Redwood City, CA and other travels as reasonably required by the Company and necessary to perform your job duties.

2.Base Salary. As of the Effective Date, your annualized base salary will be $464,546.63. Your base salary will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”) as applicable, in its sole discretion.

3.Annual Bonus. For the 2022 calendar year, you will be eligible for a target annual cash bonus opportunity equal to forty-five percent (45%) of the base salary you earn during your employment with the Company for 2022. Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.

4.Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

6.Severance. You will continue to be eligible to participate in the Company’s severance benefit plan, program or policy established or to be established for senior-level employees that is applicable to you consistent with your position within the Company. As of the Effective Date, you remain a participant in the Company’s Key Executive Change in Control and Severance Plan (the “Severance Plan”), pursuant to that certain Participation Agreement, dated November 30, 2020, entered into between you and the Company under such plan (the “Participation Agreement”).

7.Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and, during the course of your employment, you may develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement between you and the Company dated November 5, 2020 (the “Proprietary Agreement”) still apply.

8.At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and will continue to constitute at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

9.Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. You must be employed by the Company on the payment date in order to receive any Travel Reimbursements or Tax Neutrality Payments. Accordingly, such reimbursements and benefits are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company, or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

10.Additional Employment Provisions. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Nothing in this Agreement shall prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with your duties or obligations to the Company, including under the Proprietary Agreement. You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company.

11.Part-Time Period. The terms set forth in the Addendum A attached hereto, including the Exhibit A-1 and Exhibit A-2 attached to such Addendum A (the “Addendum”) are incorporated herein by reference and made a part of this Agreement. The terms of the Addendum supplement the terms set forth herein and, notwithstanding any contrary provision herein, will govern the terms of your employment with the Company relating to your part-time employment with the Company during the Part‑Time Period (as defined in the Addendum). The Addendum also modifies certain terms of your Options and RSUs (as defined in the Addendum) and accordingly, acts as an amendment to each award agreement pursuant to which your Option or RSU award was granted.

12.Protected Activity Not Prohibited. Notwithstanding any contrary provision of the Agreement or of the Proprietary Agreement, nothing in this Agreement, or Proprietary Agreement will prohibit or impede you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the as defined in the Proprietary Agreement or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidentiality Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Proprietary Agreement or any Confidentiality Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13.Miscellaneous. This Agreement (which includes, for the avoidance of doubt, Addendum A attached hereto and Exhibit A‑1 and Exhibit A‑2 attached to such Addendum A), together with the Proprietary Agreement, the outstanding Options and RSUs granted to you by the Company under its 2017 Stock Incentive Plan, the Company’s 2020 RSU Equity Incentive Plan, or the Company’s 2020 Equity Incentive Plan and the applicable award agreements thereunder, and the Severance Plan and your Participation Agreement thereunder (in each case, to the extent not modified hereby), constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company, including without limitation the confirmatory employment letter agreement between you and the Company dated November 30, 2020, and the Leave of Absence Agreement between you and the Company dated October 7, 2021. This Agreement will be governed by the laws of the

State of California but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the terms and conditions of your employment effective as of the Effective Date, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,
SEER, INC.

By: /s/ Omid Farokhzad
Omid Farokhzad
Chief Executive Officer
Agreed to and accepted:

/s/ Omead Ostadan

Dated: February 18, 2022

[Signature page to Confirmatory Employment Letter]

ADDENDUM A

Part-Time Employment Terms

(1)    General. Any capitalized terms used in this Addendum A (the “Addendum”) that are not defined herein will have the meaning ascribed to such term in the confirmatory employment letter agreement, as amended, between Omead Ostadan (“you”) and Seer, Inc. (the “Company” or “we”), effective as of February 28, 2022 (the “Agreement”), to which this Addendum is attached. Notwithstanding any provisions to the contrary in the Agreement, the terms set forth in this Addendum will govern the terms of your employment with the Company relating to your part‑time employment with the Company while you serve as the Company’s President (the “Part‑Time Period”).

(2)    Title; Position. During your Part‑Time Period, the Company has agreed to change your status from an exempt, full-time Company employee to an exempt, part-time Company employee, at thirty-three percent (33%) of full-time status. Your part-time status is expected to last approximately ten (10) months. You agree and acknowledge that your position as President, your part-time status during the Part-Time Period, and your employment with us on the terms and conditions of this Agreement will not constitute grounds for your resignation for Good Reason under the Severance Plan or any other plan or agreement with the Company.

(3)    Base Salary. During your Part‑Time Period, in order to reflect your part‑time status, your base salary under Section 2 of the Agreement will be prorated by multiplying your regular, full-time salary amount by thirty-three percent (33%). For the avoidance of doubt, if, during the Part-Time Period, you become subject to any severance payments pursuant to the Severance Plan, such amounts will be based on your full annualized base salary then in effect, without regard to any proration for the Part-Time Period.

(4)    Equity Awards.

a.Options. You currently hold outstanding options (“Options”) to purchase shares of the Company’s Class A common stock (“Shares”), each of which is set forth in Exhibit A‑1 attached hereto, and the vesting of which was suspended in accordance with the terms of the applicable plan and award agreement under which the Options were granted during your leave of absence from the Company. Upon your return to active employment on the Effective Date, your Options will resume vesting, provided that the vesting schedule of each Option will be modified in the manner set forth in Exhibit A-1 attached hereto, to reflect the reduced employment services you would be providing during the Part‑Time Period.

b.RSUs. You currently hold outstanding awards of restricted stock units (“RSUs”) covering Shares, each of which is set forth in Exhibit A-2 attached hereto, and the vesting of which was suspended in accordance with the terms of the applicable plan and award agreement under which the RSUs were granted during your leave of absence from the Company. Upon your return to active employment on the Effective Date, your RSUs will resume vesting, provided that a certain number of Shares subject to the RSUs will be forfeited permanently as set forth in Exhibit A-2 attached hereto. Such forfeited Shares subject to the RSUs will never vest and will not become issuable to you, and you will have forfeited all rights with respect thereto.

(5)    Employee Benefits    As a part-time employee during the Part‑Time Period, you will be eligible for employee benefits only to the extent that you otherwise qualify for such benefits based on the eligibility requirements and other terms and conditions applicable to such Company benefit plans and programs.

a.COBRA Premiums. If you and any of your spouse and/or other dependents (“Family Members”) have coverage under the group health plan(s) sponsored by the Company on the date that you become eligible for coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), upon commencing the Part‑Time Period, the Company will provide you with either reimbursement for the payments you make, or direct payments to the insurance provider, at the Company’s election, of the premiums for medical, vision and dental coverage for you and your eligible Family Members, for the period during the Part‑Time Period following the date that you become eligible for COBRA (the “Eligibility Date”), subject to your remaining an employee of the Company on the first day of the month to which such premiums relate, timely electing COBRA coverage, remaining eligible for COBRA continuation coverage, and with respect to reimbursements, timely paying the premiums for such COBRA coverage. Any COBRA reimbursements under this Section (5)(a) of this Addendum will be made by the Company consistent with the Company’s normal expense reimbursement policy, provided further that you properly and timely submit documentation to the Company substantiating your payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits under this Section (5)(a) of this Addendum without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such COBRA benefits, the Company will provide you with a taxable monthly payment payable on the last day of a given month, in an amount equal to the monthly COBRA premium that would be required to continue coverage under the Company’s group health, dental and vision care plans for you and your Family Members, as applicable, as in effect on the Eligibility Date, in each case, which amount will be based on the premium rates applicable for the first month of COBRA benefits for you and your Family Members (each, a “COBRA Replacement Payment”), and which COBRA Replacement Payments will be made subject to your remaining an employee of the Company on the first day of the month to which the COBRA Replacement Payment relates, but regardless of whether you elect COBRA continuation coverage, and will end on the date that the Part‑Time Period ends (or if earlier, the last day of the eighteenth (18th) month after the month in which your Part-Time Period begins). For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), you will not receive the COBRA Replacement Payments or any further COBRA benefits under this Section (5)(a) of this Addendum.

(6)    Additional Employment Provisions. During the Part‑Time Period, you agree to perform your duties faithfully and to the best of your abilities, will devote your full business efforts and time (as adjusted for your part-time employment service during the Part‑Time Period) to rendering services to the Company hereunder, and will not take on any other employment or occupation.
* * *

EXHIBIT A-1
STOCK OPTIONS

Type of Award (Grant Number)	Grant Date	Equity Incentive Plan	Number of Shares Subject to Award	Exercise Price per Share	Number of Unvested Shares Subject to Award	Pre‑Leave Vesting Schedule	Vesting Modifications
Option	2/8/2022	2020	124,000	$16.61	124,000	(A)	(1)
Option (ES352)	2/1/2021	2020	41,250	$60.15	41,250	(A)	(1)
Option (ES331)	12/3/2020	2020	201,909	$19.00	201,909	(A)	(1)
Option (ES0134, ES133, ES1331)	7/28/2020	2017	290,572	$3.47	199,770	(A)	(2)
Option (ES103, ES1031)	3/5/2020	2017	852,793	$2.70	550,763	(B)	(2)
Option (ES102, ES1021)	3/5/2020	2017	365,481	$2.70	213,198	(C)	(2)

Pre-Leave Vesting Schedule: Unless specifically stated otherwise, vesting is subject to continued service with the Company through the applicable vesting date and may be subject to earlier vesting as provided in the plan under which the award was granted or other written agreement between you and the Company, if and as applicable. Notwithstanding the Pre-Leave Vesting Schedules of the Options set forth below, in accordance with each award’s terms and as confirmed under your Leave of Absence Agreement with the Company dated October 7, 2021, vesting of all of your awards was suspended during the period of your leave of absence from the Company (the “Vesting Suspension”). Further for purposes of clarity, references in this Exhibit to Shares subject to an award means the total number of Shares subject to such award at the time of grant without regard to any subsequent vesting, exercise, and/or settlement of Shares, but as adjusted for any stock splits, reverse stock splits, or other similar corporate transactions as required in accordance with the plan under which the award was granted or applicable award agreement.

(A)    One-fourth of the number of Shares subject to the award will be scheduled to vest on the one-year anniversary of the award’s grant date, and thereafter, as to 1/48th of such number of Shares on the same day of the month that the award was granted (or, if there is no corresponding day in a particular month, then on the last day of that month).

(B)    One-fourth of the number of Shares subject to the award vested on June 15, 2021, and the remaining number of Shares in 36 equal monthly installments thereafter (on the 15th day of each month).

(C)    48 equal monthly installments (on the sixth day of each month), with the first vesting date occurring on April 6, 2020.

Vesting Modifications: Unless specifically stated otherwise, vesting is subject to continued service with the Company through the applicable vesting date and may be subject to earlier vesting as provided in the plan under which the award was granted or other written agreement between you and the Company, if and as applicable. The vesting schedule of your Options (for clarity, as adjusted by the Vesting Suspension) (the “Option Vesting Schedule”) is modified as follows. For purposes of these Vesting Modifications, “Final Vesting Date” means the date that would have been the final scheduled vesting date for the Option under its Option Vesting Schedule (for clarity, after adjustment for the Vesting Suspension), prior to adjustment pursuant to this Agreement.

(1)    The number of Shares subject to the award that otherwise is scheduled to vest on the first vesting date of the award under the Option Vesting Schedule will be reduced by a number of Shares equal to the product of: (a) one‑fourth of the Shares subject to the award, (b) 67%, and (c) the quotient determined as (x) the number of days in the period beginning on (and inclusive of) the Effective Date and ending on (and inclusive of) the first vesting date (for clarity, as adjusted by the Vesting Suspension), divided by (y) 365 days (the “Reduced Shares”). In addition, with respect to the equal monthly installments under the award’s Option Vesting Schedule that otherwise would vest after such first vesting date on a date that occurs during the Part‑Time Period, 1/48th of the Shares subject to the award will be scheduled to vest only on every third monthly installment vesting date (for example, in August 2022, November 2022, February 2023, etc. if the first vesting date occurs in May 2022)) after the first vesting date, and no Shares will vest in the other months during such Part‑Time Period (for example, in June 2022 and July 2022 if the first vesting date occurs in May 2022). The sum of (a) the number of Shares subject to the award that were scheduled to vest (under the Option Vesting Schedule), but did not vest, during the Part‑Time Period due to the immediately preceding sentence, and (b) the Reduced Shares under the award (the “Aggregate Deducted Shares”) will be scheduled to vest in installments as follows. The number of Aggregate Deducted Shares equal to 1/48th of the Shares subject to the award will be scheduled to vest on a monthly basis on the same day of the month as the Final Vesting Date (or, if there is no corresponding day in a particular month, then on the last day of that month), beginning with the first month immediately following the month in which the Final Vesting Date occurs. For clarity, to the extent that the number of Shares in the final installment of unvested Aggregate Deducted Shares is less than 1/48th of the Shares subject to the award, then only such remaining unvested number of Aggregate Deducted Shares will be scheduled to vest on that date. Except as described in this paragraph, the award’s Option Vesting Schedule (including for clarity, as adjusted by the Vesting Suspension) continues to apply to the award.

(2)    With respect to each of the equal monthly installments under the award’s Option Vesting Schedule that otherwise would vest on a date that occurs during the Part-Time Period, 1/48th of the Shares subject to the award will be scheduled to vest only on every third monthly installment vesting date (for example, in May 2022, August 2022, November 2022)) after the first vesting date, and no Shares will vest in the other months during such Part‑Time Period (for example, in March 2022, April 2022, June 2022). The number of Shares subject to the award that were scheduled to vest (pursuant to the Option Vesting Schedule), but did not vest, during the Part‑Time Period in accordance with the immediately preceding sentence (the “Aggregate Decreased Shares”) will be scheduled to vest in installments as follows. The number of Aggregate Decreased Shares equal to 1/48th of the Shares subject to the award will be scheduled to vest on a monthly basis on the same day of the month as the Final Vesting Date (or, if there is no corresponding day in a particular month, then on the last day of that month), beginning with the first month immediately following the month in which the Final Vesting Date occurs. For clarity, to the extent that the number of Shares in the final installment of unvested Aggregate Decreased Shares is less than 1/48th of the Shares subject to the award, then only such remaining unvested number of Aggregate Decreased Shares will be scheduled to vest on that date. Except as described in this paragraph, the award’s Option Vesting Schedule (including for clarity, as adjusted by the Vesting Suspension) continues to apply to the award.

* * *

EXHIBIT A-2
RESTRICTED STOCK UNITS

Type of Award	Grant Date	Equity Incentive Plan	Number of Shares Subject to Award	Number of Unvested Shares Subject to Award	Pre-Leave Vesting Schedule	Forfeiture of RSUs
RSU	2/8/2022	2020	62,000	62,000	(a)	(i)
RSU (ES359)	2/1/2021	2020	41,250	41,250	(b)	(i)
RSU (ES309)	12/3/2020	2020	14,845	14,845	(c)	(ii)
RSU (ES134, ES1341)	7/28/2020	RSU	233,672	233,672	(d)	(ii)

Pre‑Leave Vesting Schedule: Unless specifically stated otherwise, vesting is subject to continued service with the Company through the applicable vesting date and may be subject to earlier vesting as provided in the plan under which the award was granted or other written agreement between you and the Company, if and as applicable. Notwithstanding the “Pre-Leave Vesting Schedule” of the RSUs set forth below, in accordance with the award’s terms and as confirmed under your Leave of Absence Agreement with the Company dated October 7, 2021, vesting of all of your awards was suspended by the Vesting Suspension (such modified schedule, the “RSU Vesting Schedule”). Further for purposes of clarity, references in this Exhibit to Shares subject to an award means the total number of Shares subject to such award at the time of grant without regard to any subsequent vesting, exercise, and/or settlement of Shares, but as adjusted for any stock splits, reverse stock splits, or other similar corporate transactions as required in accordance with the plan under which the award was granted or applicable award agreement.

(a)    One-fourth of the number of Shares subject to the award will be scheduled to vest on the first Quarterly Vesting Date (as defined below) on or immediately following the one-year anniversary of the award’s grant date, and thereafter, as to one-fourth of such number of Shares each year for the next three years on the same day of the year as the first vesting date. For purposes of this award, “Quarterly Vesting Date” with respect to any calendar year means February 15, May 15, August 15, and November 15.

(b)    One-fourth of the number of Shares subject to the award will be scheduled to vest on the one-year anniversary of the award’s grant date, and thereafter, as to one‑fourth of such number of Shares each year for the next three years on the same day of the year as the first vesting date.

(c)    50% of the number of Shares subject to the award will be scheduled to vest on January 1, 2022, and 50% of such number of Shares on January 1, 2023.

(d)    50% of the number of Shares subject to the award will be scheduled to vest on December 3, 2021, and 50% of such number of Shares on December 3, 2022.

Forfeiture of RSUs:

(i)    The number of Shares subject to the award that otherwise is scheduled to vest on (A) the first of the four vesting dates of the award (for clarity, as adjusted by the Vesting Suspension) will be reduced by a number of Shares equal to the product of (1) one‑fourth of the Shares subject to the award, (2) 67%, and (3) the quotient determined as (x) the number of days, occurring during the Part‑Time Period, within the period beginning on (and inclusive of) the Effective Date and ending on (and inclusive of) the first vesting date but not to exceed 365, divided by (y) 365 days, and (B) any of the second, third and fourth vesting dates of the award (for clarity, as adjusted by the Vesting Suspension) will be reduced, if at all, by a number of Shares equal to the product of (1) one‑fourth of the Shares subject to the award, (2) 67%, and (3) the quotient determined as (x) the number of days, occurring during the Part‑Time Period, within the period beginning on (and inclusive of) the immediately preceding vesting date and ending on (and inclusive of) the immediately following vesting date (the second, third, or fourth, as applicable, vesting date) but not to exceed 365, divided by (y) 365 days (such Shares subject to reduction, the “Forfeited Shares”). The Forfeited Shares will be forfeited permanently effective as of immediately prior to the applicable vesting date or if earlier, the last day of the Part‑Time Period, provided that on and after the Effective Date through such forfeiture date, the Forfeited Shares no longer will be eligible for any vesting and will remain outstanding solely for purposes of determining the applicable number of days in the Part‑Time Period. For clarity, none of the vesting dates are changed by this paragraph, and therefore, the remaining number of Shares scheduled to vest on a particular vesting date of the award that has not been reduced hereby will remain scheduled to vest on that vesting date, in each case pursuant to the award’s RSU Vesting Schedule (for clarity, as adjusted by the Vesting Suspension) in accordance with its terms.

(ii)    The number of Shares subject to the award that otherwise is scheduled to vest on (A) the first of the two vesting dates of the award (for clarity, as adjusted by the Vesting Suspension) will be reduced by a number of Shares equal to the product of (1) one-half of the Shares subject to the award, (2) 67%, and (3) the quotient determined as (x) the number of days, occurring during the Part‑Time Period, within the period beginning on (and inclusive of) the Effective Date and ending on (and inclusive of) the first vesting date, divided by (y) 394 days; and (B) the second of the two vesting dates of the award (for clarity, as adjusted by the Vesting Suspension) will be reduced by a number of Shares equal to the product of (1) one‑half of the Shares subject to the award, (2) 67%, and (3) the quotient determined as (x) the number of days, occurring during the Part‑Time Period, within the period beginning on the date immediately after the first vesting date and ending on (and inclusive of) the second vesting date, divided by (y) 365 days (such Shares subject to reduction, the “Cancelled Shares”). The Cancelled Shares will be forfeited permanently effective as of immediately prior to the applicable vesting date or if earlier, the last day of the Part‑Time Period, provided that on and after the Effective Date through such forfeiture date, the Cancelled Shares no longer will be eligible for any vesting and will remain outstanding solely for purposes of determining the applicable number of days in the Part‑Time Period. For clarity, none of the vesting dates are changed by this paragraph, and therefore, the remaining number of Shares scheduled to vest on a particular vesting date of the award that has not been reduced hereby will remain scheduled to vest on that vesting date, in each case pursuant to the award’s RSU Vesting Schedule (for clarity, as adjusted by the Vesting Suspension) in accordance with its terms.

* * *